                                   EXHIIT 12.0

                            NATIONWIDE CREDIT, INC.
                    COMPUTATION OF EARNINGS TO FIXED CHARGES

                                                               1994       1995      1996       1997      1998       1999
                                                            ---------------------------------------------------------------

Fixed charges:
      Interest Expense*                                          680        501       241        122    13,418     12,946
      Portion of rent expense
          representative of interest (1/3)                     1,371      1,498     1,437      1,575     1,165      1,268
                                                               2,051      1,999     1,678      1,697    14,583     14,214

Earnings:
      Income (loss) from continuing
          operations before income taxes
          and extraordinary item                              18,910      4,102     8,766      2,316   (34,845)    (7,905)
      Fixed charges per above                                  2,051      1,999     1,678      1,697    14,583     14,214
                                                              20,961      6,101    10,444      4,013   (20,262)     6,309
Ratio of earnings to fixed charges                              10.2        3.1       6.2        2.4       N/A        0.4
Deficit in fixed charges coverage                                N/A        N/A       N/A        N/A   (34,845)    (7,905)


    * Includes amortization of deferred debt issuance costs